Execution Copy

PARTICIPATION AGREEMENT

This PARTICIPATION AGREEMENT (this “Agreement”), dated as of March 31, 2008, is made by and between THORNBURG MORTGAGE ADVISORY CORPORATION, a Delaware corporation (the “Manager”), H. GARRETT THORNBURG, JR. (“GT”), individually and as trustee of the LLOYD THORNBURG SUBCHAPTER S TRUST, the IRREVOCABLE TRUST FOR THE BENEFIT OF THE DESCENDENTS OF H. GARRETT THORNBURG, JR. and the 2002 THORNBURG CHILDREN’S TRUST (collectively, the “GT Trusts”), and LARRY A. GOLDSTONE (“LG”), individually (together with GT, the GT Trusts and LG, the “Principal Stockholders”), MP TMAC LLC (the initial “Participant”; together with any Participant Affiliated (as defined in Section 1.1 hereof) with the initial Participant, “MatlinPatterson”) and each other Person (as defined in Section 1.1 hereof) who subsequently becomes a Participant hereunder (the initial Participant and such other Persons, collectively, the “Participants”).

WHEREAS, the Manager is engaged in the business (the “Business”) of managing the assets and operations of Thornburg Mortgage, Inc. (“TMA”) and performing administration services for TMA in the manner and on the terms set forth in the Amended and Restated Management Agreement, dated as of July 1, 2004, by and between TMA and Manager (as amended by Amendment No. 1 to Amended and Restated Management Agreement dated March 27, 2008, the “Management Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1

Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below:

“Action” means any claim, action, charge, suit, arbitration, inquiry, proceeding or investigation by or before or otherwise involving any Governmental Entity or arbitrator.

“Affiliates” has the meaning set forth in Rule l2b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the Preamble.

“Board” has the meaning set forth in Section 6.4.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York City, New York.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Contracts” means any contracts, agreements, arrangements, real property leases, personal property leases, obligations, commitments and undertakings, whether written or oral, express or implied.

“Counterparties” has the meaning set forth in Section 2.3(b).

“Governmental Entity” means the United States, any state or other political subdivision thereof, and any other foreign, supranational or domestic entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any government authority, agency, department, corporation, board, commission, court, tribunal or instrumentality of the United States or any foreign or supranational entity, any state of the United States or any political subdivision of any of the foregoing.

“GT” has the meaning set forth in the Preamble.

“GT Trusts” has the meaning set forth in the Preamble.

“Law” means any applicable United States or non-United States federal, provincial, state or local statute, common law, rule, treaty, regulation, ordinance, permit, order, writ, injunction, directive, judgment or decree of any arbitrator or Governmental Entity.

“LG” has the meaning set forth in the Preamble.

“Lien” means any mortgage, deed of trust, restriction, hypothecation, easement, lease or sublease, license or sublicense, right of any third party, right of way, encroachment or other matter of title, conditional sales agreement, trust or title retention agreement, option, pledge, security interest, charge, claim or other lien, restriction or encumbrance of any kind.

“Major Participant” has the meaning set forth in Section 6.1.

“Major Participant Designees” has the meaning set forth in Section 6.4.

“Management Agreement” has the meaning set forth in the Recitals.

“Manager” has the meaning set forth in the Preamble.

“Manager’s Knowledge” means the actual knowledge, after reasonable inquiry, of GT and LG.

“Material Adverse Effect” means a material adverse effect on the Business or to the condition (financial or otherwise), business, net assets, or results of operations of the Business.

“MatlinPatterson” has the meaning set forth in the Preamble.

“Option” has the meaning set forth in Section 2.2.

“Participation” has the meaning set forth in Section 2.2(a).

“Participant” has the meaning set forth in the Preamble.

“Participant Material Adverse Effect” has the meaning set forth in Section 5.1.

“Participation” has the meaning set forth in Section 2.1.

“Parties” means the Manager, the Principal Stockholders and the Participant together, and “Party” means any of the foregoing, as the case may be.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity.

“Principal Stockholders” has the meaning set forth in the Preamble.

“Purchase Agreement” has the meaning set forth in Section 2.2.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership or other legal entity of which such specified person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership or other legal entity.

“TMA” has the meaning set forth in the Recitals.

“TMA Common Stock” has the meaning set forth in Section 2.2.

“Trademark License Agreement” has the meaning set forth in Section 6.3.

Section 1.2

Construction.  For purposes of this Agreement:

(a)

References to “applicable” Law or Laws with respect to a particular Person, thing or matter shall include only such Law or Laws as to which the Governmental Entity that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under the Laws of the United States.

(b)

Whenever the context requires, the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include masculine and feminine genders.

(c)

The words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.  The words “in the ordinary course of business” shall be deemed to mean in the ordinary course of the operation of the Business, consistent with past practices of the Business.

(d)

Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections to this Agreement.

(e)

The terms “hereof”, “hereunder”, “herein” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)

Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties, and consequently this Agreement shall be interpreted without reference to any rule or precept of Law to the effect that any ambiguity in a document be construed against the drafter.

ARTICLE II
PARTICIPATION; OPTION

Section 2.1

Participation.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Participant shall acquire a 75% participation (the “Participation”) in (a) proceeds of the annual base management fee provided for in Section 7(a) of the Management Agreement, net of reasonable expenses necessary to service TMA under the Management Agreement, and (b) gross proceeds of the Incentive Compensation (as defined in Section 7(b) the Management Agreement).  For the avoidance of doubt, the parties hereto acknowledge and confirm that this Agreement is not an assignment by the Manager within the meaning of Section 14 of the Management Agreement.

Section 2.2

Option.  The Participant shall grant to the Manager one or more options (collectively, the “Option”) to purchase an aggregate of 2.5264% of the fully-diluted authorized and issued shares of common stock, par value $0.01 per share (the “TMA Common Stock”), of TMA (not to exceed 78,113,785 shares of TMA Common Stock) for an exercise price of $0.01 per share.  The Option shall be exercisable upon and from time to time after the occurrence of the Triggering Event (as defined in the Purchase Agreement, dated as of March 31, 2008 (the “Purchase Agreement”), between TMA and the Subscribers party thereto).

Section 2.3

Other Agreements.

(a)

MatlinPatterson shall offer each Subscriber under the Purchase Agreement (other than any Affiliate of MatlinPatterson) an opportunity to participate on the same terms and conditions as MatlinPatterson and its Affiliates in the Participation on a pro rata basis based on the amount of such Subscriber’s total amount of Investment (including the Escrow Amount) (each as defined in the Purchase Agreement) over $1,350,000,000.  If any Subscriber does not so participate then the non-participating Subscriber’s pro rata portion will be offered to all participating Subscribers (including MatlinPatterson and its Affiliates) on a pro rata basis and on the same terms and conditions as stated herein.  Any participating Subscriber shall execute and deliver an agreement to become a Party hereto and be bound hereby as a Participant and shall thereupon become a Participant hereunder and a Party hereto.

(b)

The Manager shall, as promptly as practicable, transfer the Option to the Counterparties under the Override Agreement, dated as of March 17, 2008, among TMA, Thornburg Mortgage Hedging Strategies, Inc. and Greenwich Capital Markets, Inc., The Royal Bank of Scotland Plc, Greenwich Capital Markets, Inc., Bear Stearns Investment Products Inc., Citigroup Global Markets Limited, Credit Suisse Securities (USA) LLC, UBS Securities LLC, and Credit Suisse International (collectively, the “Counterparties”).

ARTICLE III
CLOSING

Section 3.1

Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the date hereof, which shall be referred to as the “Closing Date”.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE MANAGER

The Manager and the Principal Stockholders hereby jointly and severally represent and warrant to the Participant with respect to the Manager and each of them hereby separately but not jointly represents and warrants as to itself and, in the case of each Principal Stockholder, any other Principal Stockholder Affiliated with it, as follows:

Section 4.1

Organization.  The Manager is duly organized, validly existing and in good standing under the Laws of the state of Delaware, is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of the Business requires such qualification or license, except where the failure to be so qualified or be so licensed would not be reasonably likely to have a Material Adverse Effect.  The Manager has all requisite corporate or other organizational power and authority to carry on the Business as currently conducted.  Each Principal Stockholder that is an entity is duly organized, validly existing and in good standing under the Laws of the state of its organization.

Section 4.2

Authorization of Transaction; Capacity.  The Manager and each Principal Stockholder that is an entity has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  Each Principal Stockholder that is an individual has the capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  GT has full power and authority to bind each of the GT Trusts.  LG has full power and authority to bind the LG Trust.  This Agreement has been duly authorized by the Manager and each Principal Stockholder that is an entity, constitutes a valid and legally binding obligation of the Manager and each Principal Stockholder (assuming that this Agreement constitutes a valid and legally binding obligation of MatlinPatterson), enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.

Section 4.3

Noncontravention; Consents.

(a)

The execution and delivery by the Manager and each Principal Stockholder of this Agreement, and the consummation by the Manager and the Principal Stockholders of the transactions contemplated hereby, do not: (i) violate any Law to which the Business, the Management Agreement, TMA, the Manager or any Principal Stockholder is subject; (ii) conflict with or result in a breach of any provision of the certificate of incorporation, bylaws or other organizational documents of the Manager, TMA or any Principal Stockholder that is an entity; (iii) create a breach, default, termination, cancellation or acceleration of any obligation of the

Manager, TMA or any Principal Stockholder, or require that any consent be obtained by the Manager, TMA or any Principal Stockholder under, any Contract by which it is bound; or (iv) result in the creation or imposition of any Lien upon the Management Agreement.

(b)

No notices, permits, consents, approvals, authorizations, qualifications or orders of Governmental Entities are required for the consummation by the Manager and the Principal Stockholders of the transactions contemplated hereby, other than such of the foregoing that, if not given or obtained, would not have an adverse effect upon the Manager’s and the Principal Stockholders’ ability to consummate the transactions contemplated by, and discharge their obligations under, this Agreement.

Section 4.4

Capitalization.  As of the date hereof, the authorized capital stock of the Manager consists of 110,000 shares of Class A common stock, par value $0.05 per share (the “Voting Common Stock”), and 110,000 shares of Class B common stock, par value $0.05 per share (the “Class B Common Stock”).  The issued and outstanding capital stock of the Manager consists of 38,986 shares of Voting Common Stock and 66,408 shares of Class B Common Stock.  All of such issued and outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable, and there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, the Manager.  The Principal Stockholders collectively hold all of the shares of Voting Common Stock.

Section 4.5

Management Agreement.

(a)

The Management Agreement is a valid, binding and enforceable obligation of the Manager and TMA, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing, and the Management Agreement is in full force and effect.

(b)

Neither the Manager nor TMA is in breach of or default under any term of the Management Agreement or has repudiated any term of the Management Agreement.

(c)

There has been no written notice of termination or cancellation with respect to the Management Agreement.

Section 4.6

Permits.  The Manager has obtained or applied for, and is in compliance with, all permits that are required by any Governmental Entity to conduct the Business as presently conducted, except for such failures to hold or comply with such permits that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7

Legal Compliance.  The conduct of the Business by the Manager has complied in all material respects with all applicable Laws, and no Action has been filed or commenced or, to the Manager’s Knowledge, threatened, against the Manager alleging any failure to so comply, except for any of the foregoing that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.8

Litigation.  As of the date of this Agreement, there are no Actions pending or, to the Manager’s Knowledge, threatened, (a) by or against the Manager relating to the Business that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (b) that question the validity of this Agreement or the Management Agreement, or any action taken or to be taken by the Manager or any Principal Stockholder in connection with this Agreement. To the Manager’s Knowledge, no Governmental Entity or other Person has threatened in writing to commence any such Action.  There are no existing orders, judgments or decrees of any Governmental Entity against the Manager relating to the Business.

Section 4.9

Brokers’ Fees.  None of the Manager and the Principal Stockholders and their respective Affiliates has engaged or has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Participant or any of its respective Affiliates could become liable.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARTICIPANT

The Participant hereby represents and warrants to the Manager and the Principal Stockholders as follows:

Section 5.1

Organization.  The Participant is a limited partnership duly formed, validly existing and in good standing under the Laws of jurisdiction of its organization.  The Participant is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not adversely affect the Participant’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement (a “Participant Material Adverse Effect”).

Section 5.2

Authorization of Transaction.  The Participant has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement constitutes a valid and legally binding obligation of the Participant (assuming that this Agreement constitutes a valid and legally binding obligation of the other Parties hereto), enforceable against it in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.

Section 5.3

Noncontravention; Consents.

(a)

The execution and delivery by the Participant of this Agreement, and the consummation by the Participant of the transactions contemplated hereby, do not: (i) violate any Law to which the Participant or its assets is subject; (ii) conflict with or result in a breach of any provision of the certificate of formation or limited liability company agreement of the Participant; or (iii) create a breach, default, termination, cancellation or acceleration of any obligation under any Contract to which the Participant is a party or by which the Participant or any of its assets or properties are bound or subject, except for any of the foregoing in the case of clauses (i) and (iii) that would not have, individually or in the aggregate, a Participant Material Adverse Effect.

(b)

No notices, permits, consents, approvals, authorizations, qualifications or orders of Governmental Entities are required for the consummation by the Participant of the transactions contemplated hereby, except such of the foregoing that, if not given or obtained, would not have, individually or in the aggregate, a Participant Material Adverse Effect.

Section 5.4

Litigation.  As of the date of this Agreement, there are no Actions pending or, to the Participant’s knowledge, threatened, that question the validity of this Agreement, or any action taken or to be taken by the Participant in connection with this Agreement, other than such of the foregoing that would not have, individually or in the aggregate, a Participant Material Adverse Effect.

ARTICLE VI
COVENANTS

Section 6.1

Access to Business.  From and after the date hereof, until the Participation has been terminated, except as may be prohibited by Law, by the terms of any Contract or under any confidentiality agreement, or as may be reasonably required to preserve the confidentiality of privileged or otherwise protected information (in which case the Parties shall take all reasonable measures to permit the compliance with the foregoing obligations in a manner that avoids such harm or consequence), if a Participant and its Affiliates hold 30% or more of the Participations (a “Major Participant”), the Manager shall, upon reasonable notice, permit representatives of such Major Participant to have reasonable access during normal business hours and under reasonable circumstances to personnel, premises, properties, assets, books and records, Contracts and documents to the extent pertaining to the Business.

Section 6.2

Further Assurances.  In the event that at any time after the date hereof any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Parties shall cooperate reasonably with each other and with their respective representatives and take such further action (including the execution and delivery of such further instruments and documents or the furnishing of additional information) as the other Party may reasonably request.

Section 6.3

No Modification of Contracts.  From and after the date hereof, until the Participation has been terminated, the Manager shall not enter into, or amend, modify, supplement or terminate, or waive any provision under, any Contract that is material to the Manager, including for the avoidance of doubt the Management Agreement, any employment agreement or other Contract relating to employees of the Manager and any other Contract relating to TMA, without the prior written consent of any Major Participant; provided that the Manager and GT may amend the Trademark License Agreement, dated as of December 22, 2005 (the “Trademark License Agreement”), to provide that GT shall have the right to terminate the Trademark License Agreement for any reason upon 120 days written notice.

Section 6.4

Director Designation Rights and Other Matters.  From and after the date hereof, until the Participation has been terminated, any Major Participant may request the Board of Directors (the “Board”) of the Manager to take any action or refrain from taking any action with respect to any matter pertaining to the Manager, on the one hand, and either TMA or a current or prospective employee, consultant or advisor of the Manager, on the other hand.  If the Board (or, as the case may be, any Principal Stockholder) shall unreasonably fail to implement a Major Participant’s request in a timely manner, then such Major Participant may elect in writing, from time to time, to designate one or more directors of the Manager (the “Major Participant Designees”) until the number of Major Participant Designees comprise a majority of the members of the Board of the Manager.  After any and all such elections by such Major Participant, the Manager and the Principal Stockholders shall cause the size of the Board to be increased (or existing directors other than Major Participant Designees to resign) to the extent necessary, and shall take all other actions necessary, to permit the newly designated Major Participant Designees to take office.  The Manager and the Principal Stockholders shall not otherwise increase or decrease, or consent to or approve an increase or decrease in, the size of the Board without the prior written consent of any Major Participant.

(a)

The Manager agrees to include in the slate of nominees recommended by the Board to the stockholders of the Manager each Major Participant Designee and to use its best efforts to cause the election of each Major Participant Designee to the Board.  Each Principal Stockholder agrees to vote all of its voting securities of the Manager in favor of such Major Participant Designees’ election to the Board.

(b)

If at any time a Major Participant shall notify the Manager in writing of its desire to remove, with or without cause, a Major Participant Designee designated by it, the Manager shall use its best efforts to remove such director from the Board.

(c)

If any Major Participant Designee ceases to serve on the Board (whether by reason of death, resignation, removal or otherwise), the Major Participant which designated such Major Participant Designee shall be entitled to designate a successor director to fill the vacancy created thereby.

(d)

The parties hereto hereby agree that any individual designated as a director of the Manager may be removed for cause with or without the consent of any Major Participant.  No such removal of an individual designated pursuant to this Section 6.4 shall affect a Major Participant’s right to designate a successor director pursuant to Section 6.4(c).

Section 6.5

Repurchase.  If a Participant and its Affiliates cease to beneficially own any equity securities of TMA, then the Manager may elect in writing (delivered to such Participant within 30 days of the Manager's knowledge of such event) to purchase all but not less than all of such Participant's Participation at the fair market value thereof within 90 days of the delivery of the election to purchase.  Fair market value shall be mutually agreed upon by the Board and such Participant in good faith.

ARTICLE VII
SURVIVAL

Section 7.1

Survival.  The representations and warranties of the Parties contained in this Agreement and in the Ancillary Documents shall survive the Closing. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing until fully performed in accordance with their terms.

ARTICLE VIII
MISCELLANEOUS

Section 8.1

Notices.  Any notice, request, instruction or other document to be given hereunder shall be sent in writing and delivered personally, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail, postage prepaid, or by facsimile, according to the instructions set forth below.  Such notices shall be deemed given: at the time delivered by hand, if personally delivered; one (1) Business Day after being sent, if sent by reputable, overnight courier service; at the time received, if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile.

If to the Manager or any Principal Stockholder:

Thornburg Mortgage Advisory Corporation

150 Washington Avenue, Suite 302

Santa Fe, NM 87501

Attention.: Garrett Thornburg

Facsimile No: (505) 989-8156

If to the Participant, at the address set forth on its signature page.

or to such other address or to the attention of such other Party that the recipient Party has specified by prior written notice to the sending Party in accordance with the preceding.

Section 8.2

Expenses; No Offset.  Except as expressly provided in this Agreement, each of the Participant, the Manager and the Principal Stockholders, and their respective Affiliates, shall bear its or his own costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated.  The Manager may not make any offset against amounts due to the Participant or any of the Participant’s Affiliates pursuant to this Agreement or otherwise.

Section 8.3

Tax Treatment.  The parties intend for this Agreement to be treated as a joint venture classified as a partnership for U.S. federal income tax purposes.

Section 8.4

Assignment; Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that the Participant may assign its rights under this Agreement to an entity created by or affiliated with the Participant, provided, further, however, that MatlinPatterson may assign its rights and transfer its liabilities under this Agreement in accordance with Section 2.3(a); provided, further, that, except in the case of the immediately preceding proviso (in which case MatlinPatterson shall have no obligations or liabilities under this Agreement with respect to the proportion of the Participation so assigned), no such assignment shall relieve the assignee of its obligations or liabilities under this Agreement.  Subject to the preceding sentence and except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 8.5

Amendment; Waiver.  This Agreement may be amended by a written instrument executed and delivered by the Manager, each Principal Stockholder and the Participant.  The Manager, on behalf of itself and the Principal Stockholders, and the Participant may extend the time for performance of or waive compliance with any of the covenants or agreements of the other, and may waive any breach of the representations or warranties of the other.  No agreement extending or waiving any provision of this Agreement shall be valid or binding unless it is in writing and is executed and delivered by or on behalf of the Party against which it is sought to be enforced.

Section 8.6

Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 8.7

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement.

Section 8.8

Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

Section 8.9

No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person or entity other than the Parties hereto, their respective successors and permitted assigns.

Section 8.10

Entire Agreement; Conflicting Provisions.  This Agreement collectively constitute the entire agreement among the Parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

Section 8.11

Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.  EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY COURT WITHIN THE CITY OF NEW YORK IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREIN, AGREES THAT PROCESS MAY BE SERVED UPON IT IN ANY MANNER AUTHORIZED BY THE STATE OF NEW YORK FOR SUCH PERSONS AND WAIVES AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION WHICH IT MIGHT OTHERWISE HAVE TO SUCH JURISDICTION, VENUE AND SUCH PROCESS.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement on the date first written above.

MP TMAC LLC

By:

Name:

Lawrence M. Teitelbaum

Title:

Authorized Person

[Signature Page – Participation Agreement]

THORNBURG MORTGAGE ADVISORY CORPORATION

By:

Name:

Title:

H. Garrett Thornburg, Jr.

Larry A. Goldstone

LLOYD THORNBURG SUBCHAPTER S TRUST

By:

Name:   H. Garrett Thornburg, Jr.

Title:  Trustee

IRREVOCABLE TRUST FOR THE BENEFIT OF THE DESCENDENTS OF H. GARRETT THORNBURG, JR.

By:

Name:   H. Garrett Thornburg, Jr.

Title:  Trustee

2002 THORNBURG CHILDREN’S TRUST

By:

Name:   H. Garrett Thornburg, Jr.

Title:  Trustee

[Signature Page – Participation Agreement]